SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934 (Amendment No.     )

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☒	Definitive Information Statement

Pacific Enterprises

(Name of Registrant As Specified In Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PACIFIC ENTERPRISES

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

The Annual Meeting of Shareholders of Pacific Enterprises will be held on May 15, 2003 at 10:00 a.m. at the offices of Sempra Energy, 101 Ash Street, San Diego, California. Pacific Enterprises is a subsidiary of Sempra Energy.

The Annual Meeting will be held for the following purposes:

(1)  To elect directors for the ensuing year.

(2)  To transact any other business that may properly come before the meeting.

Shareholders of record at the close of business on March 27, 2003 are entitled to notice of and to vote at the Annual Meeting.

The Annual Meeting is a business-only meeting. It will not include any presentations by management.

Shareholders are invited to attend the Annual Meeting of Shareholders of Sempra Energy. It will be held on May 13, 2003 at 10:00 a.m. at The Sutton Place Hotel, 4500 McArthur Blvd., Newport Beach, California, and will include management presentations regarding Pacific Enterprises and its Southern California Gas Company subsidiary.

Only shareholders of Pacific Enterprises may attend the Annual Meeting. Shareholders who own shares registered in their names will be admitted to the meeting upon verification of record share ownership. Shareholders who own shares through banks, brokerage firms, nominees or other account custodians must present proof of beneficial share ownership (such as a brokerage account statement) to be admitted.

PACIFIC ENTERPRISES

INFORMATION STATEMENT

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY.

Pacific Enterprises is providing this Information Statement in connection with its Annual Meeting of Shareholders to be held on May 15, 2003. It is being mailed to shareholders beginning April 7, 2003.

PACIFIC ENTERPRISES

Pacific Enterprises is a subsidiary of Sempra Energy. It is the parent corporation of Southern California Gas Company, a public utility supplying natural gas throughout most of Southern and portions of Central California. The Gas Company is the nation’s largest natural gas distribution utility.

Pacific Enterprises’ principal executive offices are located at 101 Ash Street, San Diego, California. Its telephone number is (619) 696-2020.

OUTSTANDING SHARES AND VOTING RIGHTS

Shareholders who are present at the Annual Meeting will be entitled to one vote for each Pacific Enterprises share which they held of record at the close of business on March 27, 2003. At that date, the outstanding shares consisted of 83,917,664 shares of Common Stock, all of which is owned by Sempra Energy, and 800,253 shares of Preferred Stock, all of which is publicly held. The shares owned by Sempra Energy represent over 99% of the outstanding shares.

In electing directors, each share is entitled to one vote for each of the three director positions but cumulative voting is not permitted. In voting upon other matters considered at the Annual Meeting each share is entitled to one vote.

GOVERNANCE OF THE COMPANY

Board of Directors

The business and affairs of Pacific Enterprises are managed under the direction of its Board of Directors in accordance with the California General Corporation Law as implemented by its Articles of Incorporation and Bylaws. Shareholders who wish to suggest qualified candidates for consideration as directors should write to: Corporate Secretary, Pacific Enterprises, 101 Ash Street, San Diego, California, 92101-3017, stating in detail the qualifications of the suggested candidates.

During 2002, the Board of Directors held one meeting. The meeting was attended by all directors. The board also acted six times by unanimous written consent. The board does not have any standing committees.

All of the current directors of Pacific Enterprises are also officers of both Pacific Enterprises and Sempra Energy. They are not separately compensated for services as directors or officers of Pacific Enterprises.

INDEPENDENT AUDITORS

Representatives of Deloitte & Touche LLP, independent auditors for Sempra Energy and Pacific Enterprises, are expected to be present at the Annual Meeting. They will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions from shareholders.

Audit Fees

Fees of Deloitte & Touche LLP for the audit services provided to Pacific Enterprises and its subsidiaries were $589,000 for 2002 and $446,000 for 2001.

Audit-Related Fees

Fees of Deloitte & Touche LLP for audit-related services (which, together with audit services, comprise all provided services) provided to Pacific Enterprises and its subsidiaries were $29,000 for 2002 and none for 2001. The Board of Directors has concluded that the provision of these services is compatible with maintaining the independence of Deloitte & Touche LLP.

AUDIT REPORT

The Board of Directors reviewed the audited financial statements of Pacific Enterprises for the year ended December 31, 2002 with management and Deloitte & Touche LLP, Pacific Enterprises’ independent auditors.

The board has also discussed and reviewed with Deloitte & Touche LLP all the matters required to be discussed by Statement on Auditing Standards No. 61. It has also received and reviewed the written disclosures and the letter from Deloitte & Touche LLP required by Independence Standards Board Standard No. 1 and has discussed with Deloitte & Touche LLP their independence.

Based on this review and discussions, the Board of Directors has directed that Pacific Enterprises’ audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2002, for filing with the Securities and Exchange Commission.

BOARD OF DIRECTORS
Stephen L. Baum, Chairman

John R. Light Neal E. Schmale March 27, 2003

SHARE OWNERSHIP

All of the outstanding Pacific Enterprises Common Stock is owned by Sempra Energy and none of Pacific Enterprises’ directors or executive officers owns any Pacific Enterprises Preferred Stock.

The following table sets forth the number of shares of Sempra Energy Common Stock beneficially owned at March 1, 2003 by each director, by each of the executive officers of Pacific Enterprises named in the compensation tables of this Information Statement and by all directors and executive officers of Pacific Enterprises as a group. These shares, upon giving effect to the exercise of exercisable options, total approximately 1.6% of Sempra Energy’s outstanding shares.

Sempra Energy Common Stock

Name	Current Beneficial Holdings	Shares Subject To Exercisable Options(A)	Phantom Shares(B)	Total
Frank H. Ault	43,678	125,335	2,653	171,666
Stephen L. Baum	246,729	1,661,625	136,006	2,044,360
John R. Light	58,463	403,595	20,983	483,041
Charles A. McMonagle	19,768	95,519	4,885	120,172
Neal E. Schmale	67,391	456,609	53,086	577,086
Directors and Executive Officers as a group (5 persons)	436,029	2,742,683	217,613	3,396,325

(A)	Shares which may be acquired through the exercise of stock options that are currently exercisable or become exercisable on or before May 15, 2003.

(B)	Represents deferred compensation deemed invested in shares of Sempra Energy Common Stock. These phantom shares cannot be voted or transferred but track the performance of Sempra Energy Common Stock.

Share ownership guidelines for Sempra Energy Common Stock have been established for officers to further strengthen the link between performance and compensation. The guidelines are:

Executive Level	Sempra Energy Share Ownership Guidelines
Chief Executive Officer	4 x Base Salary
Executive Vice Presidents	3 x Base Salary
Senior Vice Presidents	2 x Base Salary
Other Vice Presidents	1 x Base Salary

In setting the guidelines the board considered then current share ownership levels and the desirability of encouraging further share ownership. The guidelines are expected to be met or exceeded within five years from their adoption in 1998. For purposes of the guidelines, shares owned include phantom shares into which compensation is deferred and the vested portion of certain in-the-money stock options as well as shares owned directly or through benefit plans.

Sempra Energy has approximately 175,000 shareholders. The only persons known to Sempra Energy to be the beneficial owner of more than 5% of its outstanding shares are AXA Financial, Inc. (1290 Avenue of the Americas, New York, New York 10104) and Barclays Global Investors, N.A. (45 Fremont Street, San Francisco, California 94105). On February 12, 2003, AXA Financial reported that it and related entities held 12,558,230 shares as to which they had sole dispositive power and 81,200 shares as to which they shared dispositive power, including 7,808,071 shares as to which they had sole voting power and 912,302 shares as to which they share voting power, a majority of which were held in unaffiliated third-party accounts managed by Alliance Capital

Management, as investment adviser. On February 10, 2003 Barclays Global Investors reported that it and related entities held 11,902,730 shares as to which they had sole dispositive and voting power in trust accounts for the economic benefit of the beneficiaries of the accounts. The shares held by AXA Financial and Barclays Global Investors represent approximately 6% and 5.7%, respectively, of the outstanding Sempra Energy Common Stock.

Employee savings and stock ownership plans of Sempra Energy and its subsidiaries held 25,028,572 shares of Sempra Energy Common Stock (approximately 12% of the outstanding shares) for the benefit of employees at March 18, 2003.

ELECTION OF DIRECTORS

Pacific Enterprises’ Board of Directors consists of three directors. At the Annual Meeting, directors will be elected to hold office until the next Annual Meeting and until their successors have been elected and qualified. The three director candidates receiving the greatest number of votes will be elected as directors.

The names of the Board of Directors’ three nominees for election as directors and biographical information regarding each nominee are set forth below. Unless otherwise noted, each nominee has held his or her principal position or other positions with the same or predecessor organizations for at least the last five years.

Stephen L. Baum, 62, has been a director since 1999. He is Chairman of the Board, President and Chief Executive Officer of Pacific Enterprises and Sempra Energy. He is a director of Computer Sciences Corporation.

John R. Light, 62, has been a director since 2001. He is an Executive Vice President and the General Counsel of Pacific Enterprises and Sempra Energy. Prior to joining Sempra Energy in 1998, he was a partner in the law firm of Latham & Watkins. He is a member of the Board of Trustees of St. John’s Hospital in Santa Monica and the San Diego Museum of Art.

Neal E. Schmale, 56, has been a director since 2001. He is an Executive Vice President and the Chief Financial Officer of Pacific Enterprises and Sempra Energy. He is a member of the Board of Directors of WD-40, the San Diego Symphony Orchestra Association and the YMCA—Mission Valley.

REPORT ON EXECUTIVE COMPENSATION

Pacific Enterprises is a subsidiary of Sempra Energy and all of its executive officers are also officers of Sempra Energy. They are compensated by Sempra Energy and are not separately compensated for their services as officers of Pacific Enterprises.

Sempra Energy’s Board of Directors maintains a Compensation Committee comprised of independent directors. The committee has established compensation principles and strategies and designed a compensation program for executive officers of Sempra Energy. It also administers Sempra Energy’s base salary program, executive annual and long term incentive plans, and executive benefit programs.

Compensation Principles and Strategies

In developing compensation principles and strategies, the Sempra Energy Compensation Committee considers the current and prospective business environment for Sempra Energy and its subsidiaries and takes into account numerous factors, including:

•	The rapidly changing and increasingly competitive environment in which Sempra Energy and its subsidiaries operate.

•	The need to retain experienced executives of outstanding ability and to motivate them to achieve superior performance.

•	The need to attract executive talent from broader markets as the utility and energy industries continue to rapidly evolve.

•	The need to strongly link executive compensation to both annual and long term corporate, business unit and individual performance.

•	The need to strongly align the interests of executives with those of shareholders.

To reflect these factors and assist Sempra Energy and its subsidiaries in realizing the key objective of creating superior shareholder value, the Compensation Committee has developed policies and programs that include the following elements:

•	An emphasis on “pay-for-performance” with a substantial portion of total compensation reflecting corporate, business unit and individual performance.

•	An emphasis on stock incentives closely aligning the interests of executives with those of shareholders.

•	An emphasis on total compensation with base salaries generally targeted at or near median general industry levels for companies of comparable size, with annual cash and long term equity incentives providing opportunities to earn total compensation at significantly higher levels for superior performance.

•	An appropriate balance of short term and long term compensation to retain talented executives, reward effective long term strategic results and encourage share ownership.

•	An emphasis on placing at risk, through equity and other performance-based incentives, a greater portion of an executive’s total compensation as levels of responsibility increase.

The Compensation Committee also considers provisions of the Internal Revenue Code limiting the annual amount of compensation (other than compensation that qualifies as “qualified performance-based compensation”) that publicly held corporations may deduct for federal income tax purposes as compensation expense for each of certain executive officers. The committee believes that tax deductibility is an important factor but only one factor to be considered in evaluating any compensation program. It also believes that there are competitive and other circumstances in which the interests of shareholders may be best served by providing compensation that is not fully tax deductible. Accordingly the committee has exercised its discretion to provide a base salary for the Chairman, President and Chief Executive Officer, a small portion of which is not tax deductible to Sempra Energy.

Compensation Program

The primary components of the compensation program of Sempra Energy and its subsidiaries are base salaries, annual cash incentive opportunities and long term equity and equity-based incentive opportunities.

Base Salaries

Base salaries for executives are reviewed annually and, in general, are targeted at the median of salaries for general industry companies of similar size to Sempra Energy. This strategy, along with annual and long term incentive opportunities at general industry levels, is intended to allow Sempra Energy to retain and attract top quality executive talent. In determining base salary adjustments, individual performance, executive responsibilities, market characteristics and other factors are also taken into account.

Survey data for assessing base salaries are based upon companies in the Fortune 500 and size-adjusted based upon Sempra Energy’s revenues using regression analysis. The Compensation Committee believes that the Fortune 500 appropriately reflects the broad group with which Sempra Energy and its subsidiaries compete to retain and attract highly skilled and talented executives.

Annual base salaries for executive officers of Sempra Energy are set at the approximate mid-point of these salary data. For 2002, an annual base salary of $1,019,000 was set for Stephen L. Baum, Chairman, President and Chief Executive Officer of Pacific Enterprises and Sempra Energy, with corresponding lesser amounts for other executive officers.

Annual Incentives

Annual performance-based incentive opportunities are provided to executive officers through cash bonuses under the Sempra Energy Executive Incentive Plan. The plan permits the payment of bonuses based upon the attainment of objective financial performance goals. Bonus opportunities vary with the individual officer’s position and prospective contribution to the attainment of these goals and no bonuses are paid unless a threshold performance level is attained for the related performance period. Bonus opportunities increase for performance above the threshold level with performance at targeted levels intended to produce bonuses at the mid-point for bonuses for comparable levels of responsibility at Fortune 500 companies.

Executive Incentive Plan award levels for 2002 were based on attainment of Sempra Energy earnings per share goals with target award levels ranging from 100% of base salary for Mr. Baum to 45% of base salary for Vice Presidents, and maximum award levels ranging from 200% to 90% of base salary. The earnings per share target for 2002 was $2.65, a 15.2% increase over the 2001 target of $2.30.

Sempra Energy earnings per share for 2002 were $2.87, a 13.9% increase over 2001 earnings of $2.52. These results exceeded target award levels and resulted in a cash bonus of $1,660,000 for Mr. Baum, with corresponding lesser amounts for other executive officers.

Long Term Incentives

Long term incentive opportunities are provided by equity and equity-based awards under Sempra Energy’s 1998 Long Term Incentive Plan. The plan permits a wide variety of awards to allow the Compensation Committee to respond to changes in market conditions and compensation practices. During 2002, Sempra Energy granted to executives and other employees of Sempra Energy and its subsidiaries non-qualified stock options to purchase Sempra Energy Common Stock. These option grants to executive officers of Pacific Enterprises are described in this Proxy Statement under the caption “Executive Compensation—Stock Options and Stock Appreciation Rights.”

Stock Ownership Guidelines

The Compensation Committee believes that a commitment to increased share ownership by executives of Sempra Energy and its subsidiaries is an important element in aligning the interests of executives with those of shareholders. This belief has influenced the design of compensation plans and, in addition, stock ownership guidelines have been established to further strengthen the link between corporate performance and compensation. These guidelines are discussed under the caption “Share Ownership” in this Information Statement.

BOARD OF DIRECTORS

Stephen L. Baum, Chairman

John R. Light

Neal E. Schmale

March 27, 2003

EXECUTIVE COMPENSATION

Summary of Cash and Other Compensation

The table below summarizes, for the last three years, the compensation paid or accrued by Sempra Energy and its subsidiaries to each of the executive officers of Pacific Enterprises named in the table.

Summary Compensation Table

Long Term Compensation
						Awards	Payouts
		Annual Compensation				Securities Underlying Options/SARS (#)	LTIP Payouts ($) (A)		All Other Compensation ($) (B)
Name and Principal Position	Year
		Salary ($)		Bonus ($)
Stephen L. Baum Chairman, President and Chief Executive Officer	2002 2001 2000	$ $ $	1,017,984 975,000 913,231	$ $ $	1,660,000 1,950,000 1,560,000	708,800 663,500 982,500	$ $ $	496,550 263,459 174,643	$ $ $	430,420 233,781 234,177

Neal E. Schmale Executive Vice President and Chief Financial Officer	2002 2001 2000	$ $ $	474,538 454,577 432,912	$ $ $	464,300 546,000 519,600	205,900 193,000 136,800	$ $ $	176,408 58,492 –0–	$ $ $	188,843 89,149 79,653

John R. Light Executive Vice President and General Counsel	2002 2001 2000	$ $ $	444,723 432,999 432,672	$ $ $	435,000 519,600 519,600	192,900 183,700 136,800	$ $ $	176,408 95,974 32,618	$ $ $	319,679 43,804 158,383

Frank H. Ault Senior Vice President and Controller	2002 2001 2000	$ $ $	284,768 264,003 227,948	$ $ $	232,200 263,925 205,300	92,000 59,200 36,100	$ $ $	48,833 30,174 25,154	$ $ $	133,086 98,884 33,958

Charles A. McMonagle Vice President and Treasurer	2002 2001 2000	$ $ $	236,723 224,230 184,712	$ $ $	173,800 202,500 166,500	57,400 53,300 29,300	$ $ $	33,807 11,210 –0–	$ $ $	69,955 31,759 24,945

(A)	Long term incentive plan payouts represent the fair market value of Sempra Energy restricted shares for which forfeiture and transfer restrictions terminated during the year based upon satisfaction of long term performance goals.

(B)	All other compensation includes amounts paid as (i) interest on deferred compensation above 120% of the applicable federal rate, (ii) life insurance premiums, (iii) financial and estate planning services, (iv) contributions to defined benefit plans and related supplemental plans, and (v) car allowances. The respective amounts paid in 2002 were $76,704, $226,810, $15,000, $98,906 and $13,000 for Mr. Baum; $49,979, $85,833, $7,000, $33,681 and $12,350 for Mr. Schmale; $0, $260,053, $14,000, $33,276 and $12,350 for Mr. Light; $13,142, $81,293, $7,000, $19,301 and $12,350 for Mr. Ault; and $5,622, $31,330, $2,454, $18,199 and $12,350 for Mr. McMonagle.

Stock Options and Stock Appreciation Rights

The following table shows information as to the grant of stock options during 2002 to the executive officers of Pacific Enterprises named in the Summary Compensation Table. All options are to purchase Sempra Energy Common Stock, were granted at an exercise price of 100% of the fair market value of the option shares on the date of the grant, are for a ten-year term subject to earlier expiration following termination of employment, and are exercisable in cumulative installments of one-fourth of the shares subject to the option on each of the first four anniversaries of the grant date.

Option / SAR Grants in 2002

Name	Number of Shares Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees In 2002	Exercise Price ($/Share)	Expiration Date	Grant Date Present Value (A)
Stephen L. Baum	708,800	20.94%	$24.77	1/2/12	$3,515,648
Neal E. Schmale	205,900	6.08%	$24.77	1/2/12	$1,021,264
John R. Light	192,900	5.70%	$24.77	1/2/12	$956,784
Frank H. Ault	92,000	2.72%	$24.77	1/2/12	$456,320
Charles A. McMonagle	57,400	1.70%	$24.77	1/2/12	$284,704

(A)	Sempra Energy used a modified Black-Scholes option pricing model to develop the theoretical values set in this column. Grant date present value per option share was $4.96 based on the following assumptions: share volatility–31.20%; dividend yield–4.07%; risk-free rate of return–4.65%; and outstanding term–10 years.

The following table shows information as to the exercise of options and stock appreciation rights during 2002 and unexercised options and stock appreciation rights held on December 31, 2002 by the executive officers named in the Summary Compensation Table.

Option / SAR Exercises and Holdings

Name	Shares Acquired on Exercise (#)	Value Realized	Number of Securities Underlying Unexercised Options/SARs at Year-End (#)		Value of Unexercised In–the–Money Options/SARs at Year–End ($)(A)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Stephen L. Baum	–0–	–0–	1,148,450	1,672,150	$3,845,192	$2,739,487
Neal E. Schmale	–0–	–0–	298,509	443,225	$561,464	$544,311
John R. Light	–0–	–0–	251,070	423,250	$558,790	$536,290
Frank H. Ault	–0–	–0–	71,310	161,650	$157,064	$152,944
Charles A. McMonagle	–0–	–0–	55,594	116,950	$121,684	$126,229

(A)	The exercise price of outstanding options ranges from $18.19 to $26.31.

Pension Plans

The following table shows the estimated single life annual pension annuity benefit provided to the executive officers of Pacific Enterprises named in the Summary Compensation Table under the Sempra Energy Supplemental Executive Retirement Plan (combined with benefits payable under the other pension plans of Pacific Enterprises and its affiliates in which the officers also participate) based on the specified compensation levels and years of credited service and retirement at age 65.

Pension Plan Table

($000’s)

Pension Plan Compensation	Years of Service
	5	10	20	30	40
$500	$100	$200	$300	$313	$325
$1,000	$200	$400	$600	$625	$650
$1,500	$300	$600	$900	$938	$975
$2,000	$400	$800	$1,200	$1,250	$1,300
$2,500	$500	$1,000	$1,500	$1,563	$1,625
$3,000	$600	$1,200	$1,800	$1,875	$1,950

Pension benefits are based on average salary for the highest two years of service and the average of the three highest annual bonuses during the last ten years of service. Years of service includes service with subsidiaries and number 18 years for Mr. Baum, 5 years for Mr. Schmale, 5 years for Mr. Light, 33 years for Mr. Ault, and 20 years for Mr. McMonagle.

Messrs. Baum, Light and Ault are each entitled to pension benefits at the greater of that provided by Sempra Energy’s pension plans or that to which he would have been entitled under the pension plans (including a supplemental pension plan) of a predecessor corporation had those plans remained in effect. Under these plans, upon retirement after attaining age 62 and having completed ten years of service, Messrs. Baum and Ault would each be entitled to a monthly pension benefit of 60% of his final pay and Mr. Light to a monthly pension benefit of 50% of his final pay. Final pay is defined as the monthly base pay rate in effect during the month immediately preceding retirement, plus one-twelfth of the average of the highest three years’ gross bonus awards. The plans provide for reduced pension benefits for retirement between the ages of 55 and 61 and for between 5 and 10 years of service, and surviving spouse and disability benefits equal to 100% of pension benefits.

Employment and Employment-Related Agreements

Employment Agreement

Sempra Energy has an employment agreement with Stephen L. Baum providing that he will serve as the Chairman of the Board, President and Chief Executive Officer of Sempra Energy until January 31, 2006 at an annual base salary of not less than $1,019,000. It also provides that he is entitled to participate in annual and long term incentive compensation plans with awards providing him with the opportunity to earn on a year-by-year basis, annual and long term compensation (in terms of target, maximum and minimum awards, expressed as a percentage of annual base salary) at least equal to his opportunities immediately prior to the effective date of the agreement. Mr. Baum’s target annual and long term award opportunities (as a percentage of base salary) in effect prior to the agreement were 100% and 340%, respectively. The agreement also provides that Mr. Baum will participate in all retirement and welfare benefit plans applicable generally to employees or senior executives of Sempra Energy at levels and on terms no less favorable to him than those in effect prior to the effective date of the agreement.

The employment agreement also provides that if Sempra Energy terminates Mr. Baum’s employment (other than for cause, death or disability) or he terminates his employment for good reason, he will be entitled to receive an amount equal to (i) the sum of his annual base salary and annual incentive compensation (equal to the greater of his target bonus for the year of termination or the average of the three years’ highest gross bonus awards in the five years preceding termination) multiplied by the number of years remaining in the term of his agreement minus one but in no event may the multiplier less than one and in the event of termination within two years following a change in control the multiplier may not be less than two and; (ii) a pro rata portion for the year of termination of the target amount payable under any annual incentive compensation awards for that year or, if greater, the average of the three years’ highest gross bonus awards paid to him in the five years preceding the year of termination. The agreement also provides, in these circumstances, for immediate vesting and exercisability of all equity-based long term incentive compensation awards; pro rata payment of cash-based long term incentive awards at target performance; continued participation in welfare benefit plans for three years; payment of life insurance premiums and financial planning and outplacement services.

The employment agreement also provides that in the event Mr. Baum’s employment is terminated during the employment period by Sempra Energy (other than for cause, death or disability) or by Mr. Baum for good reason and he agrees to provide consulting services to Sempra Energy for two years, he will receive an additional lump sum payment equal to the sum of (i) his annual base salary and (ii) the greater of his target bonus for the year of termination or the average of the three years’ highest gross annual bonus awards in the five years preceding the year of termination. It also provides that if he remains employed until his January 31, 2006 retirement date, he will be entitled to medical benefits for the five years following retirement and all of his outstanding equity-based incentive compensation awards will immediately vest and become exercisable. The agreement also provides for a gross-up payment to offset the effects of any excise taxes imposed under Section 4999 of the Internal Revenue Code.

Good reason is defined in the employment agreement to include an adverse change in Mr. Baum’s title, authority, duties, responsibilities or reporting lines; a reduction in his base salary or aggregate annualized compensation and benefit opportunities other than across-the-board reductions similarly affecting all executives whose compensation is directly determined by the Compensation Committee of Sempra Energy’s Board of Directors; the relocation of his principal place of employment; and a substantial increase in his business travel obligations. A change in control is defined to include the acquisition by one person or group of 20% or more of the voting power of Sempra Energy’s shares; the election of a new majority of the board of Sempra Energy comprised of individuals who are not recommended for election by two-thirds of the current directors or successors to the current directors who were so recommended for election; certain mergers, consolidations or sales of assets that result in the shareholders of Sempra Energy owning less than 60% of the voting power of Sempra Energy or of the surviving entity or its parent; and shareholder approval of the liquidation or dissolution of Sempra Energy.

Severance Agreements

Sempra Energy has a severance agreement with each of Pacific Enterprises’ executive officers, other than Mr. Baum for whom severance arrangements are contained in his employment agreement summarized above. The severance agreements provide for the payment of benefits in the event Sempra Energy or its subsidiaries terminates the executive’s employment (other than for cause, death or disability) or the executive terminates his or her employment for good reason.

The benefits payable under the severance agreements include (i) a lump sum cash payment equal to the executive’s annual base salary and average annual bonus for the two years prior to termination multiplied, in certain cases depending upon the officer’s position, by as much as two; (ii) continuation of health benefits for a period of two years; and (iii) financial planning and outplacement services. In addition, if the termination occurs within two years after a change in control of Sempra Energy, (i) the lump sum cash payment multiple is increased to as much as three; (ii) all equity-based incentive awards immediately vest and become exercisable or payable and all restrictions on the awards immediately lapse; (iii) all deferred compensation is paid out in a lump sum; (iv) a lump sum cash payment is made equal to the present value of the executive’s benefits under the

Supplemental Executive Retirement Plan calculated as if the executive had attained age 62 (or, if the executive is older than 62, based on the executive’s actual age) and applying certain early retirement factors; and (v) continued life, disability, accident and health insurance for three years. The agreements also provide for a gross up payment to offset the effects of any excise tax imposed on the executive under Section 4999 of the Internal Revenue Code.

Good reason is defined in the severance agreements to include the assignment to the executive of duties materially inconsistent with those appropriate for an executive of Sempra Energy, a material reduction in the executive’s overall standing and responsibilities within Sempra Energy and a material reduction in the executive’s annualized compensation and benefit opportunities other than across-the-board reductions affecting all similarly situated executives of comparable rank. In addition, following a change in control of Sempra Energy, good reason also includes an adverse change in the executive’s title, authority, duties, responsibilities or reporting lines, a 10% or greater reduction in the executive’s annualized compensation and benefit opportunities, relocation of the executive’s principal place of employment by more than 30 miles, and a substantial increase in business travel obligations. A change in control is defined in the same manner as in Mr. Baum’s employment agreement summarized above.

SHAREHOLDER PROPOSALS

Shareholders intending to bring any business before an Annual Meeting of Shareholders of Pacific Enterprises, including nominations for election as directors, must give written notice to the Corporate Secretary of Pacific Enterprises of the business to be presented. The notice must be received at Pacific Enterprises’ offices within the periods specified and must be accompanied by the information required by the Bylaws. A copy of these bylaw requirements will be provided upon request in writing to the Corporate Secretary.

The period for notice of business to be brought by shareholders before the 2003 Annual Meeting of Shareholders has expired. The period for the receipt by Pacific Enterprises of notice of business to be brought by shareholders before the 2003 Annual Meeting of Shareholders will commence on January 16, 2004 and end on March 16, 2004.

ANNUAL REPORTS

Pacific Enterprises’ Annual Report to the Securities and Exchange Commission on Form 10-K is being mailed to shareholders together with this Information Statement.